Exhibit 21.1




                        RESOURCE MORTGAGE CAPITAL, INC.
                              LIST OF SUBSIDIARIES
                            AS OF DECEMBER 31, 1995




TC Acquisition, Inc.
EO Associates, Inc.
Multi-Family Capital Access One, Inc.
Resource Finance Co. One
     Resource Finance Co. Two
     SHF Corp.
     ND Holding Co.
Merit Securities Corp.
Resource Mortgage Finance Corp.

** Saxon Holding, Inc.
     Saxon Financial, Inc.
     Saxon Mortgage, Inc.
     National Model Homes, Inc.

** SMFC Holding, Inc.
     SMFC Funding Corp.
         Meritech Mortgage Services, Inc.
              MSC I L.P.
              Housing Solutions Inc.
         Saxon Mortgage Securities Corp.




NOTE: All companies were incorporated in Virginia except for SMFC Holding, Inc. (Delaware) and Meritech Mortgage Services, Inc. (Texas).

** Resource Mortgage Capital, Inc. has a non-voting preferred stock interest in these companies.